Exhibit 99.1

MEDIA RELEASE

AmTrust to Report Prior Period Development of $327 Million and Utilize the Full Benefit of the Adverse Loss Development Cover

Prior Accident Years Continue to Demonstrate Profitability

Adverse Development Results in a Reduction of Book Value and a Deferred Gain that will Amortize into Earnings Over the Recovery Period

No Impact on Consolidated Statutory Results or Capital

AmTrust Provides Additional Update on Third Quarter 2017 Catastrophe Losses

NEW YORK, November 6, 2017 (GLOBE NEWSWIRE) - AmTrust Financial Services, Inc. (Nasdaq: AFSI) (the “Company” or “AmTrust”) announced today prior year adverse loss and allocated loss adjustment expenses (“loss”) reserve development of $326.9 million on a pre-tax basis for the third quarter ended September 30, 2017. All prior year development was ceded to the Company’s adverse loss development cover agreement (“ADC”) with Premia Holdings Ltd. (“Premia”), which it entered into in the second quarter of 2017, resulting in a deferred reinsurance gain now totaling $337 million on AmTrust’s balance sheet that will be accretive to GAAP book value over AmTrust’s claims settlement period.

With the reporting of third quarter 2017 results, the Company plans to provide Adjusted Book Value and Adjusted Book Value per common share(2), which are non-GAAP measures, which will include the deferred reinsurance gain(3) to reflect management’s view of the actual present economic value of the ADC. Management believes that these non-GAAP measures are useful in providing investors a meaningful measure of the Company’s total underwriting capital.

The ADC provided up to $400 million of reinsurance for adverse net loss reserve development in excess of AmTrust’s stated net loss reserves as of March 31, 2017, of approximately $6.59 billion, and covers AmTrust’s exposures through April 1, 2017. Year-to-date through September 30, 2017, the Company has recorded $400 million of adverse loss reserve development ceded to the ADC, including $73.1 million of charges recorded in the second quarter of 2017.

“With this reserving action and the transactions we have announced earlier this year and today, we have transformed the Company’s balance sheet and established the strongest capital profile in AmTrust’s history,” said Barry Zyskind, Chairman and Chief Executive Officer, AmTrust. “With our large capital base and disciplined underwriting approach, we are well positioned to continue to be a leading provider of small commercial business insurance and warranty coverage globally. Our two core operating segments of Small Commercial Business and Specialty Risk and Extended Warranty, representing approximately 80% of our gross written premium, continue to perform strongly.”

Adam Karkowsky, EVP and Chief Financial Officer said, “We continue to execute on our plan of strengthening our balance sheet and taking action when our rigorous actuarial process provides opportunity to adjust reserves accordingly. With this reserve charge, we have utilized the full benefit of the ADC and believe that we have increased certainty around reserves associated with accident years 2016 and prior. In Q3 2017, IBNR represented 56% of our total net reserves, compared to 55% in Q2 2017 and 52% in Q3 2016. We believe we have established a reserve base that mitigates uncertainty on previous accident years and we are exercising more caution on the 2017 accident year to insulate the Company from future reserve volatility.”

Mr. Karkowsky continued, “We expect to maintain underwriting profitability through disciplined pricing and conservative reserving that acknowledges recent loss trends that led to the prior year development, including the previously communicated discontinuation of a number of programs in our Specialty Program segment, which contributed to a significant portion over the overall reserve development. Even after recognizing the prior year development, primarily in accident years 2013 through 2016, our overall underwriting business was profitable. Accident year loss ratios in our core Small Commercial Business segment continue to outperform industry averages. We remain focused on driving operational excellence, maintaining disciplined underwriting, and achieving our financial goals, including a targeted 12-15% operating return on equity(1).”

The third quarter 2017 prior year development charge largely relates to development in the Company’s Specialty Program segment (which contains several programs in lines such as commercial auto and general liability that have performed below expectations and that have already been placed into runoff), as well as development in the Small Commercial Business segment and the Specialty Risk and Extended Warranty segment, with development in certain product lines in the international business.

Under statutory accounting, AmTrust immediately receives the full benefit of the ADC in the calculation of statutory capital.

Accident Year Carried Loss Ratios by Product Line/Segment (does not reflect the benefit of ceding losses to the ADC)(4):

	2012	2013	2014(a)	2015(a)	2016(b)	YTD 2017(b)(c)(d)	2012-16
Workers’ Compensation (Small Commercial Segment)	69.5%	65.1%	65.1%	62.3%	62.9%	65.3%	64.2%
Specialty Program(e)	93.8%	91.7%	77.2%	72.8%	72.9%	75.0%	78.9%
Core Commercial Lines (Small Commercial Segment)	63.2%	60.2%	67.7%	66.3%	65.4%	64.5%	65.2%
Specialty Risk & Extended Warranty	67.0%	77.0%	73.5%	73.1%	63.6%	70.2%	70.5%
Total	70.6%	73.0%	70.5%	68.3%	65.1%	68.0%	68.8%
Total Excl. Specialty Program	66.4%	69.0%	68.8%	67.0%	63.3%	66.8%	66.5%

Accident Year Combined Ratios by Product Line/Segment (does not reflect the benefit of ceding losses to the ADC)(4):

	2012	2013	2014	2015	2016	YTD 2017(c)(d)	2012-16
Workers’ Compensation (Small Commercial Segment)	96.1%	90.6%	91.3%	88.1%	89.8%	92.7%	90.4%
Specialty Program(e)	122.0%	118.3%	104.4%	100.4%	101.7%	104.0%	106.6%
Core Commercial Lines (Small Commercial Segment)	89.8%	85.7%	93.9%	92.1%	92.3%	91.9%	91.4%
Specialty Risk & Extended Warranty	87.8%	95.6%	95.1%	94.4%	87.7%	95.8%	92.1%
Total	95.9%	97.2%	95.3%	93.1%	91.5%	95.0%	94.0%

a)	Worker’s Compensation loss ratios in accident years 2015 and 2016 reflects a shift among major writing states as well as rate activity in the heavily written states.

b)	Loss ratios in accident years 2016 and 2017 reflect higher carried loss ratios due to recent emergence as well as some rate pressure in major states.

c)	Accident year 2017 presented excluding catastrophe losses.

d)	Accident year 2017 total includes 0.36% of accelerated ceded premium related to catastrophe events that adversely affected the loss ratio.

e)	Contains several programs in lines such as commercial auto and general liability that have performed below expectations and that have already been placed into runoff.

Impact of Adverse Development Cover

The Company expects the following impact to its financial results from the prior year adverse loss reserve development of $326.9 million.
Balance Sheet:

Balance Sheet Item	Impact	Timing
Reinsurance Recoverable	June 30, 2017 Balance to increase by $326.9 million	Third Quarter 2017
Loss and loss adjustment expense reserves	June 30, 2017 Balance to increase by $326.9 million	Third Quarter 2017
Deferred Gain on Retroactive Reinsurance (from ADC)
June 30, 2017 Balance of approximately $14 million to increase by $326.9 million, offset by approximately $5 million in interest on unpaid premium and claims monitoring fees payable to Premia or $337.1 million
Third Quarter 2017
Retained Earnings	June 30, 2017 Balance to decrease by adverse loss development charge, on a tax-effected basis	Third Quarter 2017
Income Statement Impacts Including Non-GAAP Financial Measures:

Income Statement Line Item	Impact	Timing
GAAP Net Income
Under U.S. GAAP, $326.9 million of adverse loss development expense ceded to the ADC will be recognized immediately as a loss and loss adjustment expense, impacting GAAP net income

Amortization of Deferred Gain on Retroactive Insurance (from ADC) to be included in future GAAP Net Income
Third Quarter 2017
Non-GAAP Operating Earnings(1)
Given the economic benefit of the ADC, the third quarter adverse loss development expense ceded to the ADC will be excluded from Operating Earnings

Amortization of Deferred Gain on Retroactive Insurance (from ADC) to be excluded from future Non-GAAP Operating Earnings
Third Quarter 2017
Amortization of Deferred Gain on Retroactive Insurance (from ADC)	The deferred gain under the reinsurance agreement will be amortized over the future estimated claims settlement period	Future periods as AmTrust’s claims settle

Update on Q3 2017 Catastrophe Losses and Reinsurance Costs

AmTrust will recognize $54 million of net losses related to catastrophes in the third quarter of 2017, which is in the anticipated range of between $40 million and $65 million, as previously announced on October 3, 2017. Reinstatement and accelerated premium adjustments are expected to be approximately $21 million, resulting in a reduction to pre-tax net income of approximately $75 million for the quarter.

On September 5, 2017, AmTrust announced that effective August 1, 2017, it entered into a new quota share reinsurance contract to reduce exposure to catastrophe and non-catastrophe events related to the business of its Republic Companies, Inc. (“Republic”) subsidiary. The quota share contract has a cession rate of 62.5% covering the personal property policies at Republic. Multiple unrelated reinsurers participated on the contract. The new quota share contract is designed to work in conjunction with AmTrust’s existing excess of loss reinsurance programs on catastrophe and non-catastrophe events. This contract reduces the Company’s exposure to and lessens financial volatility related to all catastrophe perils, including hurricanes and tropical storms. AmTrust’s excess of loss reinsurance programs as of July 1, 2017, provides catastrophe coverage for losses in excess of $20 million, with a per event limit of $830 million.

Forward Looking Statements

This news release contains certain forward-looking statements that are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, we do so to identify forward-looking statements. Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business activities and availability of funds, projections of the impact of potential errors or misstatements in our financial statements, and estimates of the impact of material weaknesses in our internal control over financial reporting, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, the impact of known or potential errors or misstatements in our financial statements, our ability to timely and effectively remediate the material weaknesses in our internal control over financial reporting and implement effective internal control over financial reporting and disclosure controls and procedures in the future, risks associated with conducting business outside the United States, the impact of Brexit, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd. or National General Holdings Corp., breaches in data security or other disruptions with our technology, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in our filings with the SEC, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. The projections and statements in this news release speak only as of the date of this release and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

(1)
References to operating earnings attributable to AmTrust common stockholders (“Operating Earnings”) and operating return on common equity are non-GAAP financial measures. Operating Earnings is defined by the Company as net income attributable to AmTrust common stockholders less net realized gain on investments, non-cash amortization of intangible assets, non-cash interest on convertible senior notes, foreign currency loss, gain resulting from decrease in ownership of equity investment in unconsolidated subsidiaries (related party), gain on acquisition, one time retroactive reinsurance premium payment and associated claims monitoring fee at net present value in 2017, unfavorable prior year reserve development under the ADC and related deferred gain on retroactive reinsurance in 2017 and the income tax impact on certain of these aforementioned adjustments. Operating Earnings should not be considered an alternative to net income. Operating return on common equity is defined by the Company as Operating Earnings divided by the average common equity for the period and should not be considered an alternative to return on common equity. The Company believes Operating Earnings and operating return on common equity are more relevant measures of the Company’s profitability because Operating Earnings and operating return on common equity contain the components of net income upon which the Company’s management has the most influence and excludes factors outside management's direct control and non-recurring items. The

Company’s measure of Operating Earnings and operating return on common equity may not be comparable to similarly titled measures used by other companies.

(2)
References to Adjusted Book Value and Adjusted Book Value per common share are non-GAAP financial measures. Adjusted Book Value is defined by the Company as stockholders’ equity, reduced by the preferred stock and non-controlling interest balances, plus the deferred reinsurance gain from ADC (defined below). Management believes that these non-GAAP measures are useful in providing investors with meaningful measures of the Company’s underwriting capital. Adjusted Book Value per common share is defined as Adjusted Book Value divided by the common shares outstanding as of the end of the period. The Company’s measure of Adjusted Book Value and Adjusted Book Value per common share may not be comparable to similarly titled measures used by other companies.

(3)
Deferred Reinsurance Gain from ADC reflects the deferred reinsurance gain resulting from prior year adverse loss reserve development expenses ceded to the ADC entered into with Premia Holdings Ltd. in June 2017, less related recoveries. The related recoveries under the reinsurance agreement will be earned into income as amortization of deferred gain over the estimated claims settlement period.

(4)
For the year to date 2017 period, accident year carried loss ratios and combined ratios exclude the impact of catastrophe losses and are presented on a non-GAAP basis. Below is a reconciliation of the year to date 2017 accident year loss ratio and combined ratio, presented excluding catastrophe losses, to their GAAP presentations:

Accident Year 2017 Carried Loss Ratio and Combined Ratio:

	YTD 2017 Adjusted Accident Year Loss Ratio(2)	Impact of Excluding Catastrophe Losses	YTD 2017 GAAP Accident Year Loss Ratio
Total	68%	2.7%	70.7%

Accident Year Combined Ratios by Product Line/Segment:

	YTD 2017 Adjusted Accident Year Combined Ratio(2)	Impact of Excluding Catastrophe Losses	YTD 2017 GAAP Accident Year Combined Ratio
Total	95.0%	2.7%	97.7%

AmTrust Q3 2017 Conference Call and Webcast:
Date and Time: Wednesday, November 8, 2017, 5:30 PM ET
Toll-free Dial-in: (877) 755-7421
Toll Dial-in (Outside the U.S.): (973) 200-3087
Conference I.D.: 95918946
Webcast: http://ir.amtrustfinancial.com/events.cfm

A replay of the conference call will be accessible until Wednesday, November 15, 2017, at 11:59 PM ET by dialing either toll-free (855) 859-2056 within the U.S. or (404) 537-3406 for outside the U.S., and entering passcode 95918946.

In addition, a replay of the webcast will be available at: http://ir.amtrustfinancial.com/events.cfm

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile, general liability and extended service and warranty coverage through its primary insurance subsidiaries rated "A" (Excellent) by A.M. Best. AmTrust is included in the Fortune 500 list of largest companies. For more information about AmTrust visit www.amtrustfinancial.com.

For more information, please contact:

AmTrust Financial Services
Chaya Cooperberg
Chief Communications Officer & SVP Corporate Affairs
chaya.cooperberg@amtrustgroup.com
646.458.3332

Jisoo Suh
Director, Investor Relations
jisoo.suh@amtrustgroup.com
646.458.3367